EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

COMTECH TELECOMMUNICATIONS CORP.,

COMTECH TA CORP.

and

RADYNE CORPORATION

Dated as of May 10, 2008

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

TABLE OF DEFINED TERMS

The following terms are defined in the section of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	SECTION 7.05(b)
accredited investor	SECTION 2.03(d)
Acquisition Proposal	SECTION 7.05(a)
Action	SECTION 4.10
Agreement	PREAMBLE
Anti-takeover Laws	SECTION 4.04(b)
Appointment Time	SECTION 7.03(a)
Blue Sky Laws	SECTION 4.05(b)
Board	RECITALS
Burdensome Condition	SECTION 7.08(d)
Certificate of Merger	SECTION 3.02
Certificates	SECTION 3.11(b)
Change in Board Recommendation	SECTION 7.05(c)
Common Parent	SECTION 4.16(k)
Company	PREAMBLE
Company 2007 Form 10-K	SECTION 4.08(b)
Company Leases	SECTION 4.14(c)
Company Stock Option	SECTION 3.07
Company Stock Option Plans	SECTION 3.07
Company Subleases	SECTION 4.14(c)
Confidentiality Agreement	SECTION 7.04(b)
covered employees	SECTION 4.11(i)
Deal Expenses	SECTION 9.03(b)
definitive material agreement	SECTION 4.19(a)
DGCL	RECITALS
Disclosure Schedule	ARTICLE IV
Dissenting Shares	SECTION 3.10(a)
Effective Time	SECTION 3.02
ERISA	SECTION 4.11(a)
ERISA Affiliate	SECTION 1.01
ESPP	SECTION 3.09
excess parachute payments	SECTION 4.11(d)
Exchange Act	SECTION 2.01(a)
Expiration Date	SECTION 2.01(b)
Fairness Opinion	SECTION 2.02(a)
Fully Diluted Basis	SECTION 1.01
GAAP	SECTION 4.07(b)
Governmental Authority	SECTION 4.05(b)
Hazardous Substances	SECTION 1.01
Indemnified Parties	SECTION 7.07(b)
Independent Directors	SECTION 7.03(c)
Insurance Policies	SECTION 4.20
Intellectual Property	SECTION 1.01
IP Contracts	SECTION 1.01

TABLE OF DEFINED TERMS

(Continued)

IRS	SECTION 4.11(a)
Law	SECTION 4.05(a)
Leased Property	SECTION 4.14(c)
Leases	SECTION 4.14(c)
Lien	SECTION 1.01
listed transaction	SECTION 4.16(k)
material contracts	SECTION 4.19(a)
material weakness	SECTION 4.07(c)
Material Adverse Effect	SECTION 1.01
Merger	RECITALS
Merger Consideration	SECTION 3.06(a)
Minimum Condition	ANNEX A
multiemployer plan	SECTION 4.11(f)
NASDAQ	SECTION 7.03(c)
nonqualified deferred compensation plan	SECTION 4.11(j)
Offer	RECITALS
Offer Documents	SECTION 2.01(d)
Offer to Purchase	SECTION 2.01(d)
Option Payment	SECTION 3.07
Outside Date	SECTION 9.01(b)(i)
Parent	PREAMBLE
Paying Agent	SECTION 3.11(a)
Per Share Amount	RECITALS
Permits	SECTION 4.06
Permitted Lien	SECTION 1.01
Personal Property	SECTION 4.14(a)
Plans	SECTION 4.11(a)
Proxy Statement	SECTION 4.13
Purchaser	PREAMBLE
reportable transaction	SECTION 4.16(k)
Restraints	SECTION 8.01(b)
Restricted Stock Unit	SECTION 3.08
Restricted Stock Unit Payment	SECTION 3.08
Sarbanes Oxley	SECTION 4.07(d)
Schedule 14D-9	SECTION 2.02(b)
Schedule TO	SECTION 2.01(d)
SEC	SECTION 2.01(b)
SEC Reports	SECTION 4.07(a)
SEC Staff	SECTION 2.01(b)
Securities Act	SECTION 4.07(a)
Shares	RECITALS
significant deficiency	SECTION 4.07(c)
Stockholders’ Meeting	SECTION 7.01(a)
Superior Proposal	SECTION 7.05(h)
Surviving Corporation	SECTION 3.03
Taxes	SECTION 1.01

v

TABLE OF DEFINED TERMS

(Continued)

Tax Return	SECTION 1.01
Tax shelter	SECTION 4.16(k)
Tender Offer Conditions	SECTION 2.01(a)
Termination Fee	SECTION 9.03(b)
Top-Up Option	SECTION 2.03(a)
Top-Up Option Shares	SECTION 2.03(a)
Transactions	SECTION 2.02(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 10, 2008, by and among COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation (“Parent”), COMTECH TA CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and RADYNE CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer to acquire all the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (“Shares”) for $11.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”), net to the seller in cash (the “Offer”), upon the terms and subject to the conditions of this Agreement and the Offer;

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer; and

WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day

(other than a Saturday or Sunday) on which banks are not required or authorized to close in the city of Phoenix, Arizona.

“code” means the Internal Revenue Code of 1986, as amended.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local, or foreign law, regulation, ordinance, code, decree, applicable judgment, common law standard, or other enforceable requirement of Governmental Authorities relating to (i) releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Fully Diluted Basis” means after taking into account all outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder.

“Hazardous Substances” means (i) those substances regulated under the United States Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act and the Clean Air Act; (ii) petroleum and petroleum products; and (iii) any other substance, chemical, pollutant, contaminant or other material regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all United States, non-United States and international (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, slogans, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) rights in computer software and related technology, and (v) confidential and proprietary information, including trade secrets, know-how, inventions, proprietary processes, formulae, models, and methodologies.

“IP Contracts” has the meaning set forth in Section 4.15(b).

“knowledge of the Company” means, with respect to any matter in question, the actual knowledge of the individuals set forth on Section 1.01 of the Disclosure Schedule.

“Lien” means any mortgage, pledge, lien, hypothecation, charge, security interest, easement, covenant, encroachment, right of way or other encumbrance or defect to title, or any option, right of first refusal, right of first offer or other adverse claim.

“Material Adverse Effect” means, with respect to the Company, any event, violation, inaccuracy, circumstance or development that, individually or in the aggregate, with other events, violations, inaccuracies, circumstances or developments, has or would reasonably be likely to (i) have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) prevent, impair or materially delay the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement, except to the extent that such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such Material Adverse Effect has occurred: (A) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events, in each case except to the extent that the same disproportionately affect the Company and the Subsidiaries, taken as a whole, as compared to other companies in the industries or industry sectors in which the Company and the Subsidiaries operate; (B) conditions affecting the industries or industry sectors in which the Company and the Subsidiaries operate, except to the extent that the same disproportionately affect the Company and the Subsidiaries, taken as a whole, as compared to other companies in the industries or industry sectors in which the Company and the Subsidiaries operate; (C) changes arising out of the announcement, pendency or consummation of the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, including, without limitation, (1) any actions of competitors, (2) any actions taken by or losses of employees or (3) any delays or cancellations of orders for products or services; (D) changes in the market price or trading volume of the Company’s common stock (provided, that the underlying causes of such changes shall not be excluded pursuant to this clause (D)); (E) changes in legal requirements or GAAP, except to the extent that the same disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies affected by the changes in legal requirements or GAAP; (F) any failure of the Company to meet internal projections or analysts’ expectations for any period ending after the date of this Agreement (provided, that the underlying causes of such failure shall not be excluded pursuant to this clause (F)); or (G) changes resulting from any action taken pursuant to or in accordance with this Agreement or at the request of Parent.

“Permitted Lien” means any (A) statutory Lien for current Taxes and assessments not yet past due or delinquent, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business for sums not yet due and payable, and (D) all matters of record, Liens and other imperfections of title and encumbrances that do not, individually or in the aggregate, have a Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation (as defined herein), Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind imposed by any Governmental Authority, including, without limitation (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

“Tax Return” means any report, return, document, declaration or other information or filing (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

ARTICLE II

THE OFFER

SECTION 2.01 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and that none of the events or conditions set forth in Annex A shall have occurred and be existing and shall not have been waived by Parent (the conditions set forth in Annex A, the “Tender Offer Conditions”), Purchaser shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) the Offer as promptly as practicable and in any event within ten (10) business days after the date hereof. The obligation of Purchaser to accept for payment Shares validly tendered pursuant to the Offer and to pay the Per Share Amount for each such tendered and not subsequently withdrawn Share shall be subject only to the Tender Offer Conditions. Purchaser expressly reserves the right to waive any such condition, to increase the Per Share Amount payable in the Offer, and to make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company (i) the Minimum Condition (as defined in Annex A) may not be waived and (ii) no change may be made that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Per Share Amount payable in the Offer, (C) reduces the maximum number of Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth in Annex A hereto, or (E) amends the conditions set forth in Annex A hereto in any manner materially adverse to the holders of Shares.

(b) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) business day after the date that the Offer is commenced (the “Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, this Section 2.01(b) or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire. Unless this Agreement or the Offer is terminated in accordance with its terms, Purchaser shall extend the Offer from time to time: (i) if the Minimum Condition is not satisfied on or before the Expiration Date; (ii) if any of the conditions of the Offer set forth in clause (ii) of the second paragraph of the Tender Offer Conditions are not satisfied on or before the Expiration Date; (iii) if the condition set forth in clause (d) of Annex A is not satisfied and is the sole condition remaining unsatisfied and the Company is using its reasonable best efforts to satisfy such condition; or (iv) if any applicable Law, rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff of the SEC (the “SEC Staff”) thereof applicable to the Offer requires such extension. Purchaser shall extend the Offer for up to five (5) business days after the satisfaction or waiver of the conditions set forth in clauses (i), (ii) or (iii) in the immediately preceding sentence, or for such period as may be required by any applicable Law, rule, regulation, interpretation or position set forth with respect to the condition in clause (iv) in the immediately preceding sentence; provided, however, that Purchaser shall not be required to extend the Offer beyond the Outside Date. Unless this Agreement or the Offer is terminated in accordance with its terms, Purchaser may in its sole election extend the Offer from time to time if any of the Tender Offer Conditions, other than the conditions set forth in the second sentence of this Section 2.01(b), are not satisfied or waived on or before the Expiration Date. If all of the Tender Offer Conditions are satisfied, but the number of Shares that have been validly tendered and not withdrawn in the Offer, together with any Shares then owned by Parent is less than 90% of the outstanding Shares on a Fully Diluted Basis, Purchaser may, in its sole discretion, and subject to the first sentence of subsection (c), commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 business days to acquire additional outstanding Shares.

(c) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, Purchaser shall, and Parent shall cause it to, promptly after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding Tax) all Shares that have been validly tendered and not withdrawn pursuant to the Offer. If Purchaser shall commence a subsequent offering period in connection with the Offer, Purchaser shall accept for payment and pay for (after giving effect to any required withholding Tax) all additional Shares validly tendered during such subsequent offering period.

(d) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and forms of notice of guaranteed delivery and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that is required or reasonably requested by Parent or Purchaser in connection with the obligations relating to the Offer Documents contained in this Section 2.01(d). Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Purchaser shall provide the Company and its counsel with any comments that Parent, Purchaser or their counsel may receive from the SEC or the SEC Staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Purchaser to such comments.

SECTION 2.02 Company Action.

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held on May 8, 2008, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the holders of Shares, (ii) approved and declared advisable this Agreement and the Transactions (such approval having been made in accordance with the DGCL, including, without limitation, Section 203 thereof), and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and that the holders of Shares adopt this Agreement and approve the Transactions to the extent required by applicable Law. The Company further represents that Needham & Company, LLC has delivered to the Board a written opinion that, as of the date of this Agreement, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view (the “Fairness Opinion”). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in this Section 2.02(a).

(b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 7.05(c), the Fairness Opinion and the recommendation of the Board described in Section 2.02 (a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable Law. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements under Law. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or the SEC Staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

(c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent and Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Article IX, shall deliver to the Company all copies of such information then in their possession.

SECTION 2.03 Top-Up Option.

(a) The Company hereby grants to Parent and Purchaser an irrevocable option (the “Top-Up Option”) to purchase up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent and Purchaser immediately following consummation of the Offer, shall constitute one Share more than 90% of the Shares then outstanding on a Fully Diluted Basis (after giving effect to the issuance of the Top-Up Option Shares) for consideration per Top-Up Option Share equal to the Per Share Amount.

(b) The Top-Up Option shall be exercisable only after the purchase of and payment for Shares pursuant to the Offer by Parent or Purchaser as a result of which Parent and Purchaser own beneficially at least a majority of the outstanding Shares. The Top-Up Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

(c) In the event that Parent or Purchaser wish to exercise the Top-Up Option, Purchaser shall give the Company one day’s prior written notice specifying the number of Shares that are or will be owned by Parent and Purchaser immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, the portion of the purchase price owing upon exercise of the Top-Up Option that equals the product of (i) the number of Shares purchased pursuant to the Top-Up Option, multiplied by (ii) the Per Share Amount, shall be paid to the Company, at the election of Parent and Purchaser, in cash (by wire transfer or cashier’s check) or by delivery of a promissory note having full recourse to Parent.

(d) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire pursuant to the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Options Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE III

THE MERGER

SECTION 3.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time (as defined in Section 3.02), Purchaser shall be merged with and into the Company.

SECTION 3.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

SECTION 3.03 Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 3.04 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended so as to read in the form of Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

(b) At the Effective Time, the By-laws of the Company shall be amended so as to read in the form of Exhibit B hereto and, as so amended, shall be the By-laws of the

Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

SECTION 3.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 3.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.10, of the Certificate that formerly evidenced such Share;

(b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

SECTION 3.07 Employee Stock Options. Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the Company’s 1996 Stock Option Plan, 2000 Long-Term Incentive Plan, and 2007 Stock Incentive Plan, each as amended through the date of this Agreement (the “Company Stock Option Plans”), (ii) provide that each outstanding option to purchase shares of Company common stock granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of the Effective Time, and (iii) cancel as of the Effective Time each Company Stock Option that is outstanding and unexercised at the Effective Time. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time and that has an exercise price per Share that is less than the Merger Consideration shall be entitled (subject to the provisions of this Section 3.07) to be paid by the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding taxes) with respect to each Share subject to the Company Stock Option equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option (the “Option Payment”). Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act. Prior to the Effective Time, Parent shall cause to be wired to an account designated by the Company an amount sufficient to enable the Company to make the payments required pursuant to this Section 3.07.

SECTION 3.08 Restricted Stock Units. Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual restricted stock unit holders, if necessary, to (i) provide that each outstanding restricted stock unit granted under the Company Stock Option Plans (each, a “Restricted Stock Unit”) that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall become fully vested as of the Effective Time, and (ii) cancel as of the Effective Time each Restricted Stock Unit that is outstanding at the Effective Time. Each holder of a Restricted Stock Unit that is outstanding at the Effective Time shall be entitled (subject to the provisions of this Section 3.08) to be paid by the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Restricted Stock Unit, an amount in cash (subject to any applicable withholding taxes) with respect to each Share subject to the Restricted Stock Unit equal to the Merger Consideration (the “Restricted Stock Unit Payment”). Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Restricted Stock Units in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act. Prior to the Effective Time, Parent shall cause to be wired to an account designated by the Company an amount sufficient to enable the Company to make the payments required pursuant to this Section 3.08.

SECTION 3.09 Employee Stock Purchase Plan. The Company shall take all actions necessary to suspend any pending Purchase Period (as such term is defined in the Company’s 1999 Employee Stock Purchase Plan ( as amended through the date of this Agreement, the “ESPP”)) as of the date hereof. As of the Effective Time, conditioned upon the consummation of the Merger, the Company shall take all actions necessary to terminate the ESPP. Upon the termination of the ESPP, all amounts in the Stock Purchase Accounts (as such term is defined in the ESPP) as of the Effective Time shall be returned to such participants as soon as reasonably practicable.

SECTION 3.10 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.11, of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent and Purchaser (i) prompt notice of any demand for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.11 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares and Company Stock Options to receive the funds to which holders of Shares and Company Stock Options shall become entitled pursuant to Section 3.06(a) and Section 3.07, respectively. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(c) At any time following the ninth (9th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(e) All amounts payable by the Surviving Company in respect of Option Payments and Restricted Stock Unit Payments shall be paid as provided in Sections 3.07 and 3.08, respectively, above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (A) as set forth in the Disclosure Schedule that has been prepared by the Company and delivered by the Company to Parent and Purchaser in connection with the execution and delivery of this Agreement (the “Disclosure Schedule”) (which Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article IV, and any information disclosed in any such section of the Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is readily apparent that the disclosure contained in such section of the Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to clearly qualify or otherwise clearly apply to such other representations and warranties) or (B) as disclosed in the SEC Reports (as defined below) filed after January 1, 2007 and prior to the date of this Agreement, other than any disclosure set forth in (x) any document incorporated by reference in any such SEC Report and (y) any “risk factors” section or in any section relating to “forward looking” statements, in each case of such SEC Report, except to the extent that the applicability of such disclosure to a section is readily apparent from such disclosure, the Company hereby represents and warrants to Parent and Purchaser that:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is an entity duly incorporated, organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) A true, correct and complete list of each Subsidiary, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exercisable or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 4.02 Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a true, complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents, except, in the case of any Subsidiary, for violations that would not have a Material Adverse Effect.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 Shares. As of May 1, 2008, (i) 18,808,528 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, and (iii) 3,790,844 Shares are reserved for future issuance pursuant to

Company Stock Options or stock incentive rights granted pursuant to the Company Stock Option Plans. Except as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, deliver or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no material outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

(b) Each outstanding share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share, or other equity interest in, is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) The Company has delivered to Parent a correct and complete list as of the date set forth in Section 4.03(c) of the Disclosure Schedule of each option and restricted stock unit outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) to purchase Shares issued under any Company Stock Option Plan, which list includes the holder, date of grant, exercise price (if applicable), number of Shares subject thereto, the Company Stock Option Plan under which such option or restricted stock unit, as applicable, was granted and, with respect to any option, whether the option is vested and exercisable and with respect to any restricted stock unit, whether the restricted stock unit is vested.

SECTION 4.04 Relative to This Agreement Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable Law, and the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Assuming the accuracy of the representations set forth in Section 5.06, the Company has taken all appropriate actions so that the restrictions on business combinations contained in each “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under Delaware law applicable to the Company (the “Anti-takeover Laws”), including without limitation Section 203 of the DGCL, will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders of the Company or the Board. True, correct and complete copies of all resolutions of the Board reflecting such actions have been previously provided to Parent. Other than Section 203 of the DGCL, no Anti-takeover Law is applicable to, or purports to be applicable to, the Merger or the other transactions contemplated by this Agreement.

(c) The Board, at a meeting duly called and held and at which all directors were present, has (i) unanimously approved and declared advisable this Agreement, including the Merger and the Transactions contemplated hereby, (ii) determined that this Agreement and the Transactions contemplated hereby are fair to, and in the best interests of, the holders of Shares, and (ii) approved the making of the Offer and resolved to recommend that stockholders of the Company adopt this Agreement and that such matter be submitted for consideration at the Stockholders’ Meeting.

(d) The Board has duly and validly approved and taken all corporate action required to be taken by the Board to grant the Top-Up Option and to issue the Top-Up Option Shares upon the exercise thereof. True, correct and complete copies of all resolutions of the Board reflecting such actions have been previously provided to Parent. Assuming that the authorizations, consents and approvals referred to in Section 4.05(b) and the filings referred to in Section 4.05(b) are timely made, none of the grant of the Top-Up Option by the Company, the exercise thereof by Parent and Purchaser or the issuance and sale of the Top-Up Option Shares to Parent and Purchaser in respect of such exercise, in each case, subject to and in accordance with Section 2.03, will conflict with, or result in a violation or breach of, any provision of applicable Laws or any judgment, injunction, order or decree of any Governmental Authority, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority.

(e) A compensation committee or a committee of the Board that performs functions similar to a compensation committee has duly and validly approved and taken all corporate action required to be taken by the Board to (i) defer the annual non-management director option grants, (ii) to grant the bonuses to non-management directors at the December 2007 Board meeting in accordance with Rule 14d-10 of the Exchange Act and (iii) except as set forth in Section 4.04(e) of the Disclosure Schedule, to cause management’s employment or change in control agreements to comply with Section 409A of the Code. True, correct and complete copies of all resolutions of the committee reflecting such actions have been previously provided to Parent.

(f) The affirmative vote (in person or represented by proxy) at the Stockholders’ Meeting, or at any adjournment or postponement thereof, of a majority of the votes entitled to be cast by the holders of outstanding Shares in favor of the adoption of this Agreement, is (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.01(b)) the only vote or approval of the holders of any class or series of capital stock of the Company or any Subsidiary necessary to adopt this Agreement.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with, violate or result in any breach of the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) and the approval of the holders of the Shares described in Section 4.04(f) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate or result in any breach of any federal or state statute, law, regulation, judgment or decree (a “Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and consummation of the Transactions will not, require any consent, approval, waiver authorization or permit of, or filing with or notification to, any United States federal, state or foreign government, regulatory authority, or any court, tribunal or judicial body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Exchange Act, the NASDAQ rules, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, and filings under foreign competition laws, (iii) the filing and recordation of the Certificate of Merger and other documents as required by the DGCL, and (iv) where the failure to obtain such consents, approvals, waivers authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all material licenses, permits certificates, and approvals of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the “Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (b) any contract, Permit or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.07 SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2005 (the “SEC Reports”). No Subsidiary is required to file any report, proxy statement, registration statement, form, schedule or other document with the SEC. The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has devised and maintains a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”). The Company (i) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information material to the Company and the Subsidiaries, taken as a whole, relating to it and any Subsidiary is made known to the management of the Company by others within the Company or any Subsidiary as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the SEC Reports and (ii) has disclosed, based upon the Company’s most recent evaluation, to its auditors and the audit committee of the Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has provided to Parent copies of any such disclosure set forth in clause (1) or clause (2) of the preceding sentence.

(c) Neither the Company nor any Subsidiary nor the chief executive officer or the chief financial officer of the Company or any Subsidiary is aware of, and neither the Board nor the board of directors of any Subsidiary nor, to the knowledge of the Company, the Company’s auditors or the auditors of any Subsidiary has been advised of (i) any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the Company’s internal controls over its consolidated financial reporting or (ii)

any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over its consolidated financial reporting.

(d) The Company and each of its officers and directors are in compliance with, and has complied with, in each case in all material respects, the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act and the Exchange Act (collectively, “Sarbanes Oxley”) and the rules and regulations of the NASDAQ that are applicable to the Company. The Company’s auditors and Chief Executive Officer and Chief Financial Officer have given all certifications, attestations and reports required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley.

SECTION 4.08 Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports complied, as of their respective dates, with applicable accounting requirements, were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports complied, as of their respective dates, with applicable accounting requirements, have been prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in the Company’s Form 10-K for the 2007 calendar year, as amended, (the “Company 2007 Form 10-K”) or (ii) for liabilities and obligations incurred since December 31, 2007 in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due) except for such liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

SECTION 4.09 Absence of Certain Changes or Events. Since December 31, 2007, except as contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (b) since such date there has not been any change, event, fact, occurrence, effect or development (including the incurrence of liabilities of any nature) which, (i) individually or in the aggregate, has had or would have a Material Adverse Effect or (ii) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or the consummation of the Transactions, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would require the consent of Parent under Section 6.01.

SECTION 4.10 Absence of Litigation. Section 4.10 of the Disclosure Schedule, sets forth any litigation, action or proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, any employee benefit plan, any present or former officer or director of the Company or any Subsidiary in their respective capacities as such, or any property or asset of the Company or any Subsidiary, before any Governmental Authority. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, judgment, injunction or decree of any Governmental Authority. No investigation or inquiry by any Governmental Authority with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened, in each case with respect to any alleged or claimed violation of Law applicable to the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary is bound or affected.

SECTION 4.11 Employee Benefit Plans.

(a) Section 4.11(a)(i) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any current or former employee of the Company or any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to a sale of or similar transaction involving the Company or any Subsidiary (collectively, the “Plans”). Except as set forth on Section 4.11(a)(ii) of the Disclosure Schedule, the Company has provided or made available to Parent a true and complete copy (or if such Plan is not contained in a written document, a description thereof) of (A) such Plans, including all amendments thereto, and (B) the most recent summary plan description for each Plan, if any, (C) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, (D) the most recently received IRS determination letter, if any, relating to a Plan, and (E) the most recently prepared actuarial report or financial statement, if any, relating to a Plan. All items listed on Section 4.11(a)(ii) of the Disclosure Schedule will be provided or made available to Parent as soon as reasonably practicable following the date hereof.

(b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would be expended to result in a material liability.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any Subsidiary from the Company or any Subsidiary under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, except as specifically contemplated herein, or (iv) require the funding of any such benefits.

(e) The Company has no plan or commitment, whether legally binding or otherwise, to create any additional Plan or to modify or change any existing Plan, except as may be required by applicable Law, including Section 409A of the Code.

(f) No Plan is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any plan subject to Title IV of ERISA during the five (5) year period ending on the last day of the most recent plan year ended prior to the Effective Time. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk of such liability. No Plan is a “multiemployer plan” (as such term is defined in section 3(37) of ERISA).

(g) No employee, director or consultant of the Company or any Subsidiary is or will become entitled to post-employment benefits by reason of service to the Company or the Subsidiaries, other than coverage mandated by applicable Law or contracts or plans as set forth in Section 4.11(g) of the Disclosure Schedule.

(h) None of the Plans restrict the ability of the Company or the Subsidiaries to amend or terminate such Plan, except as set forth therein or as required by Law.

(i) To the extent applicable, all amounts paid by the Company or any Subsidiary to any of their respective “covered employees” (as such term is defined in Section

162(m) of the Code) have been deducted by the Company or the Subsidiaries, as applicable, in accordance with the provisions of Section 162(m) of the Code.

(j) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and the regulations and other authoritative guidance thereunder.

(k) Each Plan that is maintained pursuant the Laws of a country other than the United States is in material compliance with all such applicable Laws, including relevant Laws with respect to Taxes and the requirements of any trust deed under which such Plan is established.

SECTION 4.12 Labor Matters. (a) There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (b) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; and (c) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.

SECTION 4.13 Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined in Section 7.01) nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s representatives for inclusion in the foregoing documents. The Schedule 14D-9, the Offer Documents and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act.

SECTION 4.14 Property and Leases.

(a) The Company and the Subsidiaries have good and valid title to all their personal properties and assets reflected on the Company’s audited balance sheet (including in any related notes thereto) and included in the Company Form 10-K for the year ended December 31, 2007 or acquired after December 31, 2007 (other than assets disposed of since December 31, 2007 in the ordinary course of business consistent with past practice), (the “Personal Property”) to conduct their respective businesses as currently conducted or as contemplated to be conducted. The Personal Property comprises all of the personal property and assets necessary to carry on the Company’s and each Subsidiary’s respective business, as currently conducted and consistent with past practice. All Personal Property is in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the use to which they are presently put.

(b) Neither the Company nor any Subsidiary (i) owns or has any ownership interest in any real property or (ii) is obligated under, or a party to, any contract to purchase any real property, including, without limitation, any Leased Property (as defined below).

(c) Section 4.14(c) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all real property leased, subleased, licensed or otherwise used or occupied by the Company or any Subsidiary’s (the “Leased Property”), which list includes the name of the entity leasing such property, the legal address and the use thereof, and (ii) each lease, sublease, license or other agreement granting to any person or group of persons, other than Company and its affiliates, a right to the use, occupancy or enjoyment of any Leased Property or any portion thereof (the “Company Subleases”). The Company or a Subsidiary has a good and valid leasehold or other interest in the Leased Property, free and clear of any Liens other than Permitted Liens. The Leased Property is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority, with or without payment of adequate compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed in writing to the Company or any Subsidiary. The Company has made available to Parent correct and complete copies of all leases, subleases, licenses and other agreements (including all amendments, modifications, supplements, and extensions thereof) granting rights of use, occupancy or enjoyment to the Company and/or any Subsidiary with respect to the Leased Property (the “Company Leases” and together with the Company Subleases, the “Leases”) and copies of all Company Subleases (including all amendments, modifications, supplements, and extensions thereof).

(d) Each Lease is a valid and binding obligation of the Company (or, if a Subsidiary is a party, such Subsidiary) and is in full force and effect. Neither the Company nor any Subsidiary (i) is in default under any Lease nor does any condition exist that, with the passage of time or the giving of notice, would cause such a default under such Lease, or (ii) has received written notice of any cancellation or termination of any Lease. Except as covered by adequate insurance, there is no material physical damage caused by any casualty to any Leased Property. The Leased Property comprises all of the real property necessary to carry on the Company’s and each Subsidiary’s respective business as currently conducted and consistent with past practice. The Leased Property and the buildings, fixtures and improvements located thereon are in good operating condition and repair (subject to normal wear and tear), and suitable for the use to which they are presently put.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all U.S. and foreign applications and registrations for any patents, trademarks, service marks, copyrights, and domain names owned by the Company or any Subsidiary. The Company or a Subsidiary is the sole and exclusive beneficial and record owner of all of the Intellectual Property items set forth in Section 4.15(a) of the Disclosure Schedule, all such Intellectual Property is subsisting, no claim has been made by any third party in writing to the Company or a Subsidiary challenging the validity or enforceability of such Intellectual Property and, to the knowledge of the Company, there is no valid basis for such a claim.

(b) Section 4.15(b) of the Disclosure Schedule sets forth a true, correct, and complete list of all contracts in effect to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary is bound as of the date of this Agreement (i) granting or obtaining any right to use any material Intellectual Property (other than contracts granting rights to use commercially available computer software having an acquisition price of less than $250,000 in the aggregate for any contract or group of related contracts), (ii) permitting any person (other than the Company’s or a Subsidiary’s counsel on behalf and in the name of such Company or Subsidiary) to register any material Intellectual Property owned or purported to be owned by the Company or any Subsidiary, or settlement, coexistence, non-assertion or covenant not to sue agreements in each case restricting the Company’s or a Subsidiary’s rights to use or register material Intellectual Property, or (iii) requiring Parent to license or make available its or its affiliates’ owned material Intellectual Property to any other person as a result of the transactions contemplated by this Agreement, including the Merger (collectively, the “IP Contracts”), provided, that the term IP Contracts and the requirements of (i) above shall not include (a) purchaser orders or sales contracts issued by or entered into by the Company in the ordinary course of business, or (b) non-exclusive license agreements entered into by the Company in the ordinary course of business, if and to the extent that the contracts in the foregoing clauses (a) and (b) either are not material or otherwise are disclosed in Section 4.19(a) of the Disclosure Schedule.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any third party and there is no such claim pending or, to the knowledge of the Company, threatened against any of the Company or the Subsidiaries, (ii) to the knowledge of the Company, no person is infringing or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company or the Subsidiaries, and no such claims are pending or threatened against any person by any of the Company or the Subsidiaries, (iii) with respect to Intellectual Property owned by, licensed to or used by the Company or a Subsidiary, to the Company’s knowledge, such Company or Subsidiary has the right to use such Intellectual Property in the operation of its business as currently conducted, (iv) the Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other Intellectual Property, (v) the Company and the

Subsidiaries have obtained valid and effective assignments, by Law or contract, from their employees and independent contractors, of any rights in material Intellectual Property that such employees and independent contractors have created or developed for the Company or the Subsidiaries, and (vi) no current or former partner, director, stockholder, officer, or employee of the Company or the Subsidiaries will, after giving effect to or by reason of the transactions contemplated hereby, own or retain any rights to use any material Intellectual Property rights owned, used, or held for use by the Company or the Subsidiaries in the conduct of their business.

(d) With respect to the use of computer software by the Company or any Subsidiary or in the business of the Company or any Subsidiary as it is currently conducted, (i) no material capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with past practice, (ii) neither the Company nor any Subsidiary has experienced in the past two (2) years any material defects in such computer software, including any material error or omission in the processing of any transactions, other than defects that have been or are being corrected, (iii) to the knowledge of the Company, no such computer software (x) contains any device or feature designed to materially disrupt, disable, or otherwise impair the functioning of any such computer software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the computer software to be publicly distributed or dedicated to the public, (iv) to the knowledge of the Company, there have been no material security breaches in the Company’s or any Subsidiary’s information technology systems in the past two (2) years, and (v) there have been no disruptions in the Company’s or any Subsidiary’s information technology systems in the past two (2) years that materially adversely affected the Company’s or any Subsidiary’s business or operations.

(e) The Company and the Subsidiaries have at all times complied in all material respects with all applicable Laws, as well as their own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and the Subsidiaries in the conduct of their business. No material claims have been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary alleging a violation of any person’s privacy or personal information or data rights, and the consummation of the transactions contemplated by this Agreement will not materially breach or otherwise cause any material violation of any rule, policy, or procedure of the Company or any Subsidiary, related to privacy, data protection, or the collection and use of such personal information collected, used, or held for use by the Company and the Subsidiaries in the conduct of their business. To the knowledge of the Company, there has been no material unauthorized access, use, modification, or other misuse of such personal information.

SECTION 4.16 Taxes.

(a) The Company and each Subsidiary has timely filed (or there has been filed on its behalf) all Tax Returns it is required to have filed (giving effect to all extensions). All Tax Returns filed by or on behalf of the Company or any Subsidiary are accurate, complete and correct in all material respects;

(b) The Company and each Subsidiary has timely paid all Taxes that have become due or payable (other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles) and has adequately reserved for, in accordance with generally accepted accounting principles, all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable;

(c) No federal, state, local or foreign audits, examinations or other administrative court proceedings have been commenced or, to the Company’s knowledge, are threatened with regard to any Taxes or Tax Returns of the Company or any Subsidiary. No written notification has been received by the Company or any Subsidiary that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary;

(d) Neither the Company nor any Subsidiary has requested an extension of time within which to file any Tax Return in respect of a taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any Subsidiary;

(e) Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement, or other agreement under which it reasonably expects to become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax;

(f) Each of the Company and the Subsidiaries has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and has, within the time and the manner prescribed by Law, withheld and paid over the proper Governmental Authorities all material amounts required to be so withheld and paid over;

(g) Neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) any amount that would not be deductible under Section 162(m) of the Code;

(h) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code;

(i) There are no liens for Taxes upon the assets of the Company or any Subsidiary except liens for Taxes not yet due and payable;

(j) No jurisdiction where the Company or any of the Subsidiaries does not file a Tax Return has made a claim that the Company or any of the Subsidiaries is required to file a Tax Return for such jurisdiction; and

(k) None of the Company or any of the Subsidiaries (i) has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; (ii) has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder and has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law; (iii) has been a member of a consolidated, combined, unitary or aggregate group other than the group of which the Company is the common parent (or the equivalent thereof under comparable provisions of state, local, or foreign Tax law) (“Common Parent”); or (iv) has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

SECTION 4.17 Environmental Matters. (a) None of the Company or any Subsidiary has been or is in violation in any material respect of any Environmental Law; (b) none of the properties currently owned, leased or operated by the Company or any Subsidiary, or, to the knowledge of the Company, owned, leased or operated, are contaminated with any Hazardous Substance; (c) the Company and the Subsidiaries (1) have all Permits, licenses and other authorizations required under any Environmental Law and the Company and the Subsidiaries are in compliance with such Permits, licenses and other authorizations, (2) to the knowledge of the Company, there have been no proceedings or notices to suspend, revoke, or terminate such Permits, licenses or other authorizations, and (3) the Company and the Subsidiaries have applied for a renewal of any such Permits, licenses, or authorizations that have expired or about to expire in a timely fashion in accordance with applicable Environmental Law; (d) to the Company’s knowledge, neither the Company nor any Subsidiary has arranged for the treatment, storage or disposal of any Hazardous Substances to or at any off-site location that would be reasonably expected to form the basis of a material claim against the Company or any Subsidiary; (e) to the Company’s knowledge, there are no pending investigations or requests for information with respect to the Company’s compliance with or liability pursuant to applicable Environmental Law that could reasonably be expected to result in a claim against the Company or any Subsidiary; and (f) the Company has made available to Parent complete copies of any material reports, studies, analyses, tests or monitoring in the possession, custody or control of the Company, or any material correspondence with Governmental Authorities or other persons, relating to compliance with applicable Environmental Law, liability pursuant to applicable Environmental Law, or the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Subsidiary.

SECTION 4.18 No Rights Agreement. The Company has not adopted any stockholders’ rights plan or comparable arrangement.

SECTION 4.19 Material Contracts.

(a) Except as set forth in Section 4.19(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or “definitive material agreement” (as such term is defined in Item 1.01 of Form 8-K of the SEC). Section 4.19(a) of the Disclosure Schedule lists the following contracts (such Contracts, along with the “material contracts” and “definitive material agreements” referred to in the preceding sentence, and the IP Contracts, collectively, the “Material Contracts”):

(i) Contracts which restrict or limit the conduct of or competition in any line of business by the Company, any Subsidiary or any of the Company’s current or future affiliates, or the geographic area in which the Company, any Subsidiary or any of the Company’s current or future affiliates may conduct business, in each case in any material respect;

(ii) Contracts which grant any right of first refusal, right of first offer or similar right or that limit or purports to limit the ability of the Company or any Subsidiary to sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(iii) Contracts which would prevent, materially delay or impede the consummation of, or otherwise reduce the benefits of, the transactions contemplated by this Agreement, including the Merger;

(iv) Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, and those which relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(v) Contracts which were entered into after December 31, 2007, and involve the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract (or series of related contracts) in excess of $1 million (other than acquisitions or dispositions of inventory in the ordinary course of business);

(vi) any contract (or series of related contracts) with any agency or department of the United States federal government or any state or local government for the purchase of goods and/or services from the Company or any Subsidiary which would reasonably be expected to result in payments to the Company or any Subsidiary in excess of $1 million;

(vii) Contracts which relate to an acquisition, divestiture, merger, license or similar transaction and contain representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments by the Company or any Subsidiary;

(viii) Contracts which relate to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not exceed $1 million in the aggregate for all such agreements;

(ix) Contracts which prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly-owned Subsidiaries, prohibit the pledging of the capital stock of the Company or any wholly-owned Subsidiary or prohibit the issuance of guarantees by any wholly-owned Subsidiary; or

(x) Contracts which would reasonably be expected to involve aggregate payments to or by the Company or any Subsidiary of more than $1 million over the term of such contract.

(b) Section 4.19(b) of the Disclosure Schedule sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money or capitalized lease obligations of the Company or any Subsidiary in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred or other contract of which the Company is obligated to provide funds in respect of, or to guarantee or assume, any debt of any third party in excess of $250,000 and (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement.

Each Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary is a party, such Subsidiary) and, to the knowledge of Company, each other party thereto, and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed all material obligations required to be performed by it under such Material Contract. Neither the Company nor any Subsidiary is and to the knowledge of the Company, no third party is, in violation of or default under any Material Contract, nor does any condition exist which with the passage of time or the giving of notice would cause such a violation of or default under any Material Contract, except for violations or defaults that have not had, and would not, individually or in the aggregate, have a Material Adverse Effect. No counterparty to any Material Contract has cancelled or otherwise terminated any Material Contract or provided to the Company written notice, or to the knowledge of the Company, oral notice, of its intent to do so. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) are either publicly filed with the SEC or the Company has made available to Parent copies of such Material Contracts.

SECTION 4.20 Insurance. Section 4.20 of the Disclosure Schedule set forth a correct and complete list of, and the Company has delivered to Parent correct and complete copies of binders for, all material insurance policies carried by or covering the Company and the Subsidiaries with respect to their respective businesses, assets and properties, including comprehensive general liability, fire and casualty, automobile liability, and workers’ compensation insurance (the “Insurance Policies”). The Insurance Policies are in full force and effect, and no written notice of cancellation has been received by the Company or any Subsidiary with respect to any such Insurance Policy which has not been cured by the payment of premiums that are due, other than as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received notice of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any Insurance Policy. There are no pending material claims under the Insurance Policies by the Company or any Subsidiary as to which the insurers have denied liability.

SECTION 4.21 Brokers. No broker, finder or investment banker (other than Needham & Company, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary.

SECTION 4.22 Affiliate Transactions. Except (i) as set forth in Section 4.22 of the Disclosure Schedule or (ii) pursuant to any employment agreement with any officer of the Company, there are no contracts relating to any transactions of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC or other material transactions between the Company and any (a) present or former officer or director of the Company or any of the Subsidiaries or any of their immediate family members (including their spouses), (b) record or beneficial owner of more than 5% of any class of capital stock of the Company, or (c) person known by the Company’s executive officers to be an affiliate of any such officer, director or beneficial owner.

SECTION 4.23 Opinion of Financial Advisors. The Board has received the opinion of Needham & Company, LLC, dated as of May 8, 2008, to the effect that the Merger Consideration to be received by the Company’s stockholders in the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company. A copy of such opinion and the engagement letter between the Company and Needham & Company, LLC has heretofore been provided to Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not prevent or materially delay consummation of any of the Transactions, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Purchaser are owned of record and beneficially by Parent.

SECTION 5.02 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the performance and consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by Parent as the sole stockholder of Purchaser (which shall be effected by Parent immediately following execution of this Agreement) and the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, and the consummation of the Transactions by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 5.03(b) and the approval of the holders of the Shares described in Section 4.04(f) have been obtained and that all filings and other actions described in Section 5.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

(b) The execution, delivery or performance of this Agreement by Parent and Purchaser do not, and the consummation of this Transactions by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, NASDAQ rules, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act and filings under foreign competition laws, (iii) the filing and recordation of the Certificate of Merger and other documents as required by the DGCL, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the Transactions, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

SECTION 5.04 Financing. Parent has, and shall have, sufficient funds on hand to permit Purchaser to perform all of its obligations under this Agreement and to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger.

SECTION 5.05 Offer Documents; Proxy Statement. Neither the Offer Documents nor any information supplied by Parent or Purchaser for inclusion in Schedule 14D-9 shall, at the time the Offer Documents , the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent or Purchaser for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act.

SECTION 5.06 Ownership of Company Capital Stock. Other than 100 Shares owned by Parent and Purchaser as of the date hereof or as contemplated by this Agreement, neither Parent nor Purchaser is, or, within the past three years, has been, the beneficial owner of any shares of capital stock of the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly permitted or required by any provision of this Agreement or as otherwise set forth in Section 6.01 of the Disclosure Schedule, the Company shall, and shall cause each Subsidiary to, (a) conduct the businesses of the Company and the Subsidiaries in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, including, without limitation, paying its debts and Taxes when due subject to good faith disputes over such debts or Taxes, paying or performing its other obligations when due (or within applicable grace periods) and maintaining its books and records in the ordinary course of business consistent with past practice and (b) use its reasonable best efforts to preserve intact the lines of business of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has business dealings and keep available the services of its present officers and key employees, in each case with the objective that the goodwill and ongoing business of the Company and the Subsidiaries shall be unimpaired at the Effective Time. Except as contemplated by this Agreement or as otherwise set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend, propose to amend, or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents or convert into a different form of entity. The Company shall not take any action to exempt any third party from any applicable Anti-takeover Law or adopt any stockholder rights plan;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to the exercise of Company Stock Options outstanding on the date hereof) or (ii) any inventory, property or assets of the Company or any Subsidiary, except in the ordinary course of business;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiary to the Company or any other Subsidiary;

(d) reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary which remains a wholly-owned Subsidiary after consummation of such transaction, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other securities thereof or any other rights, warrants or options to acquire any such shares of other securities (except for repurchases made by the Company pursuant to the Company’s stock repurchase program in accordance with the terms disclosed in the SEC Reports prior to the date of this Agreement);

(e) except as necessary in the ordinary course of business consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of any rights to, any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Parent or Purchaser, any trade secret or other confidential information.

(f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement, other than in the ordinary course of business, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice; (iv) materially modify, amend or terminate or waive, release or assign any material rights or claims with respect to any Material Contract or (x) enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be filed with the SEC Reports or would be reasonably likely to (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger; (v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries, taken as a whole; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(f);

(g) increase the compensation payable to its directors, officers or employees, except for increases in the ordinary course of business in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, retention, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(h) (i) adopt or change any of its accounting practices, policies or procedures, except for any such adoption or change as may be required by reason of a change in GAAP or applicable SEC rules or regulations, (ii) change its fiscal year, (iii) write up, write down or write off the book value of any assets, except for depreciation, amortization and impairment charges recorded in accordance with GAAP consistently applied, (iv) prepare or file any Tax return inconsistent with past practice or, on any Tax return, take any position, make, change or revoke any election, or adopt or change any Tax accounting method that is inconsistent with positions taken, elections made or Tax accounting methods used in preparing or filing similar Tax returns in prior periods, (v) materially amend any Tax returns, or (vi) settle or compromise any material claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any material claim or audit relating to Taxes;

(i) (i) enter into any contracts that limit or restrain the Company or any Subsidiary or any of their respective affiliates, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective affiliates or successors, from engaging or competing in any business or in any geographic area or location, (ii) amend, modify or terminate, or permit the amendment, modification or termination of, any lease or sublease, (iii) engage in any transaction with, or enter into, amend or terminate (except pursuant to its terms) any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates, including any transactions, agreements, arrangements or understandings with any affiliate of the Company or other person covered under Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed under such Item 404 or (iv) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or the Subsidiaries;

(j) (i) materially modify, amend or terminate or waive, release or assign any material rights or claims with respect to, any Material Contract or (ii) enter into any new contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.19(a) of the Disclosure Schedule as a Material Contract or would be reasonably likely to (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the Merger;

(k) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any Subsidiary, including through the adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(l) (i) incur any indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Subsidiary or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary) for borrowed money, except for indebtedness incurred under the Company’s existing credit facilities or renewals or refinancings thereof, or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, or (iii) make any loans, advance or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary;

(m) waive, release, assign, settle or compromise any claims, or any litigation or arbitration;

(n) (i) permit any Insurance Policy to be canceled or terminated other than in the ordinary course of business or (ii) permit to lapse any registrations or applications for any material Intellectual Property owned by the Company or any Subsidiary;

(o) incur or commit to any capital expenditures, except for capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement and set forth in Section 6.01(o) of the Disclosure Schedule;

(p) subject to Section 7.05(b), enter into any new confidentiality agreements with any party or amend any existing confidentiality agreements without the written consent of the Parent; or

(q) agree, authorize or enter into any commitment or verbal or written agreement to take any action (i) that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (ii) that is described in the foregoing clauses (a)-(p) of this Section 6.01.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Stockholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws and NASDAQ rules, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as reasonably practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the “Stockholders’ Meeting”) and (ii)

except as required by the fiduciary duties of the Board under applicable Law, (A) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company adopt this Agreement and approve the Transactions and (B) use its reasonable efforts to obtain such adoption and approval. At the Stockholders’ Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement and approval of the Transactions.

(b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares pursuant to the Offer, the parties agree, subject to Article VIII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

SECTION 7.02 Proxy Statement.

(a) If approval of the Company’s stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall (i) prepare and file the Proxy Statement with the SEC under the Exchange Act, (ii) mail to the holders of Shares a Proxy Statement within a sufficient time prior to the Stockholders’ Meeting and (iii) otherwise comply in all material respects with all legal requirements applicable to the Stockholders’ Meeting, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC promptly. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall provide as soon as reasonably practicable to Parent copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to such documents being filed with the SEC or disseminated to holders of Shares and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

(b) The Company shall use its reasonable best efforts to ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement. Parent shall use its reasonable best efforts to ensure that the information supplied by Parent in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 7.03 Company Board Representation; Section 14(f).

(a) Subject to compliance with applicable Law, promptly upon the acceptance for payment of any Shares by Parent or Purchaser or any of their affiliates pursuant to and in accordance with the terms of the Offer (the “Appointment Time”) and from time to time thereafter, and subject to Section 7.03(c), Purchaser shall be entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the Board as will give Purchaser representation on the Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 7.03) and the percentage that such number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall use reasonable best efforts to, upon Parent’s request, promptly, at Parent’s election, either increase the size of the Board or seek and accept the resignation of such number of directors as is necessary to enable Parent’s designees to be elected to the Board and to cause Parent’s designees to be so elected. At such times, subject to Section 7.03(c), the Company will cause individuals designated by Parent to constitute the number of members of each committee of the Board, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Board, other than any committee of the Board established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined in Section 7.03(c)).

(b) The Company’s obligation to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 7.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 7.03 and the federal securities Laws. Parent shall provide to the Company, and shall be solely responsible for, the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(c) In the event that Parent’s designees are elected or designated to the Board, then, until the Effective Time, the Company shall cause the Board to have at least two directors who are (i) independent directors for purposes of the continued listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”) and (ii) reasonably satisfactory to Parent (such directors, the “Independent Directors”); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided, that no such individual is an employee of the Company or the Subsidiaries) to fill the vacancy, and such director (or directors)

shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director remains prior to the Effective Time, a majority of the members of the Board at the time of the execution of this Agreement shall be entitled to designate two persons to fill such vacancies; provided, that such individuals shall not be employees or officers of the Company, Parent or Purchaser and shall be reasonably satisfactory to Parent, and such persons shall be deemed Independent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, Parent and Purchaser shall cause any amendment or termination of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent or waiver of any of the Company’s rights under this Agreement or other action adversely affecting the rights of the stockholders (other than Parent or Purchaser), not to be effected without the affirmative vote of a majority of the Independent Directors.

SECTION 7.04 Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and shall instruct the employees, counsel and financial advisors of the Company and the Subsidiaries to cooperate reasonably (and subject to any applicable Laws, codes of conduct or similar requirements) with Parent, Purchaser, and their officers, employees or agent in their investigation of the business of the Company and the Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate applicable Laws or the terms of any contract to which the Company or any of the Subsidiaries is a party or by which any of their respective assets are subject; provided, further, however, that to the extent that the Company or any of the Subsidiaries is restricted in or prohibited from providing any such access to any documents or data pursuant to any such contract for the benefit of any third party, each of the Company and any such Subsidiary shall use its reasonable best efforts to obtain any approval, consent or waiver with respect to such contract that is necessary to provide such access to such officer, employee or agent. If any of the information or material furnished pursuant to this Section 7.04 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b) All information obtained by Parent or Purchaser pursuant to this Section 7.04 shall be kept confidential in accordance with the confidential disclosure agreement, dated January, 3, 2008 (the “Confidentiality Agreement”).

SECTION 7.05 Acquisition Proposals.

(a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and their respective representatives, to (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request, not later than five (5) days following the date hereof, the prompt return of all confidential information previously furnished to such parties or their representatives, and (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into prior to the date hereof or any confidentiality agreement entered into by the Company or any Subsidiary between the date hereof and the Effective Time. Except as expressly permitted by Section 7.05(b), the Company shall not, nor shall the Company permit any Subsidiary or their respective representatives to, (A) solicit, initiate, or facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (B) have any discussions (other than to state that the Company is not permitted to have discussions) or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose publicly to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer (whether or not binding) from any person or group (other than Parent and its affiliates) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and the Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Subsidiary then outstanding, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

(b) Notwithstanding Section 7.05(a), if, prior to the purchase of Shares pursuant to the Offer and following the receipt by the Company of a bona fide written Acquisition Proposal from any person, which Acquisition Proposal was made after the date hereof and did not result, directly or indirectly, from a breach of this Section 7.05, the Board determines in good faith, (i) after consultation with its financial advisors and, with respect to the matters covered by clause (iii) of the definition of “Superior Proposal” set forth in Section 7.05(h), its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 7.05, and after giving notice to Parent (x) furnish information with respect to the Company to the person who has made such Acquisition Proposal pursuant to a confidentiality agreement on terms no less favorable in the aggregate to the Company than those contained in the

Confidentiality Agreement and with a standstill of duration no shorter than and with exceptions to such standstill not materially broader than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); and (y) participate in discussions and negotiations regarding such Acquisition Proposal. From and after the date hereof, the Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within two business days of receipt thereof), specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry and the Company shall provide to Parent (within such timeframe), a copy of all written materials provided to the Company or any Subsidiary in connection with any such Acquisition Proposal or inquiry. The Company agrees that it and the Subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing such information to Parent. From and after the date hereof, the Company shall notify Parent (within two (2) business days) orally and in writing of any material modifications to the financial or other material terms of any Acquisition Proposal or inquiry and shall provide to Parent, within such timeframe, a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such Acquisition Proposal or inquiry.

(c) Except as set forth in Section 7.05(d) and Section 7.05(f), neither the Board nor any committee thereof shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of this Agreement, the Offer, the Merger, or any Transaction; (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Board or any committee thereof, a “Change in Board Recommendation”); (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, acquisition agreement or any similar agreement with respect to an Acquisition Proposal; or (iv) effect any transaction contemplated by any Acquisition Proposal.

(d) Notwithstanding Section 7.05(c), the Board may, prior to the purchase of Shares pursuant to the Offer, in response to a Superior Proposal received by the Board after the date of this Agreement, terminate this Agreement to enter into an agreement with respect to such Superior Proposal, but only if:

(i) such Superior Proposal did not result, directly or indirectly, from a breach by the Company of this Section 7.05;

(ii) the Board shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal from any person, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and any other material terms and conditions thereof and shall cause the Company’s representatives to negotiate in good faith with Parent so that Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal;

(iii) Parent does not make, within five (5) business days after the receipt of such notice (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require an additional notice to Parent and a new five (5) business day period), a binding, written and complete (including any schedules or exhibits) proposal that the Board determines in good faith, after consultation with its financial advisors, causes the Acquisition Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal; and

(iv) the Company pays the Company Termination Fee, under Section 9.03(b) concurrently with and as a condition of such termination.

(e) The Company agrees that, during the period of five (5) business days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal (and any subsequent five (5) business day period pursuant to the parenthetical in Section 7.05(d)(iii) above), the Company shall consider in good faith any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

(f) Notwithstanding Section 7.05(c), at any time prior to the purchase of Shares pursuant to the Offer, if the Board has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Board to make a Change in Board Recommendation would be inconsistent with its fiduciary duties under applicable Law, then the Board may make a Change in Board Recommendation.

(g) Nothing contained in this Section 7.05 shall prohibit the Board from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or is otherwise required under applicable Law; provided, however, that, in any event, the Board shall not be permitted to (i) make a Change in Board Recommendation or (ii) take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, unless it has complied with all of its obligations under this Section 7.05.

(h) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 7.05 that (i) relates to an acquisition by a person or group acting in concert of either (A) more than 60% of the equity interests of the Company pursuant to a tender offer, merger or otherwise or (B) more than 60% of the assets used in the conduct of the business of the Company and the Subsidiaries, taken as a whole, (ii) the Board determines in its good faith judgment (after consultation with outside legal counsel and the Company’s independent financial advisors) would, if consummated, result in a transaction (A) that offers for each Share an amount in consideration greater than the Per Share Amount and (B) that is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, including the Merger, or in any other proposal made by Parent after Parent’s receipt of notice of a Superior Proposal, and (iii) the Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, including the availability of financing and the likelihood that such transactions will be consummated.

SECTION 7.06 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period of one year immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to provide (i) base salaries which are the same or greater than the base salaries as of the Effective Time and (ii) benefits which are substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its subsidiaries. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employee or director of the Company or any Subsidiary. Notwithstanding anything herein to the contrary, no provision of this Agreement shall (i) create any right in any employee of the Company or any of the Subsidiaries to continued employment by Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation or preclude the ability of Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation to terminate the employment of any employee for any reason or (ii) require Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation to continue any employee benefit plans or prevent the amendment, modification or termination thereof after the Effective Time.

(b) Employees of the Company and the Subsidiaries shall receive credit for all purposes (including, without limitation, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits but not for purposes of benefit accruals under defined benefit pension plans) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 7.06 are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including, without limitation, any current or former employee of the Company or the Subsidiaries, any participant in any Plan or any beneficiary thereof.

SECTION 7.07 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years from the Effective Time, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Subsidiary, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(b) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, at or prior to the Effective Time, for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay, in advance of the final disposition of any such claim, action, suit, proceeding or investigation, the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 7.07(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six (6) year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (provided, that the Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time containing terms and conditions that are not less favorable, including a “tail” policy); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.07(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Purchaser or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.07.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.07.

SECTION 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) prepare and make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and applicable foreign competition Laws with respect to the Transactions and (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case, at any time after the Effective Time, if any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.08(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Offer and the Transactions. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) Notwithstanding any other provision of this Agreement to the contrary, Parent agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any Governmental Authority or any other person so as to enable the parties to close the Transactions as promptly as reasonably practicable, including, without limitation, by seeking to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of any part or all of the Transactions, provided, however, nothing in this section or in this Agreement shall be deemed to require the Company or Parent or any of their respective subsidiaries to agree to or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of the Company, Parent or their respective subsidiaries or the holding separate of the capital stock of a Parent subsidiary or (ii) imposing or seeking to impose any limitation on the ability of the Company, Parent or any of their respective subsidiaries to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Parent, each of the Parent subsidiaries, the Company or the Subsidiaries that, in the case of (i) and (ii), individually or in the aggregate, would reasonably be expected to result in (A) the sale or divestiture of a material asset of the Company, Parent, the Surviving Corporation or any of their respective subsidiaries, (B) a Material Adverse Effect on the Company or a material adverse effect on Parent, the Surviving Corporation or any of their respective subsidiaries, or (C) a material adverse effect on the synergies which Parent reasonably expects from the transactions contemplated by this Agreement, in each case following the Effective Time.

SECTION 7.09 Public Announcements. Parent, Purchaser and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of the SEC or any applicable securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Offer and the execution of this Agreement.

SECTION 7.10 Certain Notifications. Between the date of this Agreement and the Effective Time, the Company shall promptly notify Parent and Purchaser of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger, (ii) any notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, including the Merger, and (iii) any Action commenced or, to the Company’s knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relates to the consummation of the transactions contemplated by this Agreement, including the Merger. Between the date of this Agreement and the Effective Time, Parent and Purchaser shall promptly notify the Company of any Action commenced or, to the knowledge of Parent or Purchaser, threatened against Parent or Purchaser which relates to the consummation of the transactions contemplated by this Agreement. Between the date of this Agreement and the Effective Time, each party shall promptly notify the other parties hereto in writing of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. If and to the extent required by the DGCL and the Certificate of Incorporation of the Company, this Agreement and the Transactions shall have been adopted and approved by the affirmative vote of the stockholders of the Company required by Law;

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be enacted or in effect preventing the consummation of the Transactions; and

(c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Offer, the Merger and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement and the Transactions by the stockholders of the Company:

(a) Subject to Section 7.03(c), by mutual written consent of each of Parent and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

(b) By either Parent or the Company:

(i) if Purchaser or its permitted assignee shall not have purchased all Shares validly tendered and not withdrawn pursuant to the Offer on or before

November 12, 2008 (the “Outside Date”), which date may be extended to February 12, 2009 upon written notice of either Parent or the Company to the other party on or prior to the Outside Date, provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser or its permitted assignee to have purchased all Shares validly tendered and not withdrawn pursuant to the Offer on or before the Outside Date; or

(ii) if any Restraint preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; provided, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to a party if the issuance of such final, nonappealable Restraint was primarily due to or resulted from the failure of such party to perform its obligations under this Agreement.

(c) By Parent or Purchaser:

(i) if, prior to the purchase of Shares pursuant to the Offer, a Material Adverse Effect occurs with respect to the Company; or

(ii) if, prior to the purchase of Shares pursuant to the Offer, there has occurred a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (A) would result in any of the events set forth in clause (d) of Annex A to occur and (B) is either incurable or, if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date, provided, that neither Parent nor Purchaser shall have the right to terminate this Agreement pursuant to this Section 9.01(c)(ii) if Parent or Purchaser, as the case may be, is in breach of this Agreement such that the Company would then have a right to terminate this Agreement pursuant to Section 9.01(d)(i); or

(iii) if, prior to the purchase of Shares pursuant to the Offer, the Board shall have (x) effected a Change in Board Recommendation, (y) failed, after receipt by the Company and public announcement of a Superior Proposal, publicly to reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement within five (5) business days of receipt of a written request by Parent to provide such reaffirmation, provided Parent has not made a proposal to the Board pursuant to Section 7.05(d)(iii), in which event, this period shall be extended by three (3) days, or (z) resolved to do any of the foregoing;

(iv) due to a failure of the Tender Offer Conditions to be satisfied at the Expiration Date, the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto; provided, that Parent or Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(iv) if Parent’s or Purchaser’s breach of this Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of any of the Tender Offer Conditions to be satisfied or the failure of Purchaser to have accepted for payment and promptly paid for all Shares tendered pursuant to the Offer; or

(v) if any Restraint imposing a Burdensome Condition shall be in effect.

(d) by the Company:

(i) if, prior to the purchase of Shares pursuant to the Offer, there has occurred a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, which breach or failure to perform, if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform or the Outside Date, provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if the Company is then in breach of this Agreement such that Parent would then have a right to terminate this Agreement pursuant to Section 9.01(c)(ii); or

(ii) upon approval of the Board, if Purchaser shall have (A) failed to commence the Offer within ten (10) business days following the date hereof, or (B) the Offer shall have expired or been terminated without Purchaser having accepted any or all of the Shares tendered for payment thereunder, unless such action or inaction under (A) or (B) shall have been caused by or directly or indirectly resulted from the failure of the Company to perform, provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if the event referred to in this clause directly or indirectly resulted from or was caused by the Company’s failure to perform in any material respect any of its obligations under this Agreement or the failure of a condition set forth in clause (d) of Annex A.

(iii) prior to the purchase of Shares pursuant to the Offer, pursuant to, and in accordance with, the terms and conditions of Section 7.05(d) above and provided, that, concurrently with such termination the Company pays to Parent the Termination Fee and Deal Expenses payable pursuant to Section 9.03(b).

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or their respective officers or directors under this Agreement, other than (a) the provisions of Section 4.21, the second and third sentences of Section 7.04(a), this Section 9.02, Section 9.03 and Article X, which provisions shall survive such termination, and (b) nothing herein shall relieve or release any party from liability or damages arising out of fraud or any willful or knowing breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

SECTION 9.03 Fees and Expenses.

(a) Except as provided in clauses (b) and (c) of this Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated, except that the filings fees and expenses incurred in connection with the filing, printing, distribution and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be shared equally by Parent and the Company.

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.01(c)(iii), (ii) this Agreement is terminated by the Company pursuant to Section 9.01(d)(iii) or (iii)(A) an Acquisition Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (B) thereafter this Agreement is terminated pursuant to Section 9.01(b)(i), Section 9.01(c)(iv), or Section 9.01(d)(ii) and (C) within 12 months after such termination, the Company enters into any agreement to consummate, or consummates, the transactions contemplated by any Acquisition Proposal (regardless of whether such Acquisition Proposal is made before or after termination of this Agreement), then the Company shall pay Parent a fee equal to $5 million (the “Termination Fee”) plus Deal Expenses of up to $1 million, by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement, (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C) above and (z) the submission by Parent of a reasonably detailed list of its Deal Expenses. “Deal Expenses” shall mean the cash amount necessary to reimburse Parent and Purchaser on the one hand, and the Company on the other hand, as applicable, and each of their respective affiliates for all reasonable out-of-pocket fees and expenses (including the fees and expenses of counsel, accountants, investment banking firms, experts, consultants or financial advisors and their respective counsel and representatives) incurred at any time (whether before or after the date of this Agreement) by any of them or on their behalf in connection with the Offer, the Merger, this Agreement, including the authorization, preparation, negotiation, execution, and performance thereof, their due diligence investigation of the Company and the transactions contemplated by this Agreement.

(c) In addition to any other rights or remedies available to the Company pursuant to this Agreement or applicable Law, in the event that this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii)(A), then the Parent shall pay the Company its Deal Expenses of up to $1 million, by wire transfer of same day funds on the first business day following the date of termination of this Agreement and the submission by the Company of a reasonably detailed list of its Deal Expenses.

(d) The Company and Parent acknowledge and agree that the agreement contained in Section 9.03(b) and Section 9.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails promptly to pay any amounts due pursuant to Section 9.03(b) or 9.03(c) , and, in order to obtain such payment, a party commences a lawsuit that results in a judgment against the other party for the Termination Fee and/or Deal Expenses, as applicable, the party determined to owe the Termination Fee and/or Deal Expenses, as applicable, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination

Fee and/or Deal Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made, plus three percent (3%).

SECTION 9.04 Amendment. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors, whether before or after adoption of this Agreement by the stockholders of the Company, at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company, or if such approval is otherwise required under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles III and X and Section 7.07 shall survive the Effective Time indefinitely and those set forth in Sections 7.04(b) and 9.03 shall survive termination indefinitely.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Purchaser:

Comtech Telecommunications Corp. 68 South Service Road, Suite 230 Melville, NY 11747 Attention: Jerome Kapelus Telephone: (631) 962-7000 E-mail: jerome.kapelus@comtechtel.com with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Attention: Jeffrey W. Tindell, Esq. Telephone: (212) 735-3000 E-mail: jtindell@skadden.com if to the Company:

Radyne Corporation 3138 E. Elwood Street Phoenix, AZ 85034 Attention: Malcolm Persen Telephone: (602) 437-9620 E-mail: mpersen@radn.com with a copy to:

DLA Piper US LLP 2415 East Camelback Road, Suite 700 Phoenix, AZ 85016-4245 Attention: Steven D. Pidgeon Telephone: (480) 606-5124 E-mail: steven.pidgeon@dlapiper.com

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes,

except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Sections 7.06 and 7.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law; Specific Performance.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Court of Chancery for the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named court.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the provisions of Section 9.03(b), which shall be the exclusive right and remedy for the matters described therein provided the Company has complied with the provisions of Section 7.05 and not otherwise breached any covenant, representation or warranty or any other obligation or agreement in this Agreement, the parties agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Parent and Purchaser agree and acknowledge that none of the directors, officers or affiliates of the Company shall have any personal liability hereunder, including, without limitation, for any breach of this Agreement or inaccuracy of any representation or warranty.

SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Fred Kornberg
Fred Kornberg
Chief Executive Officer

COMTECH TA CORP.

By:	/s/ Fred Kornberg
Fred Kornberg
Chief Executive Officer

RADYNE CORPORATION

By:	/s/ Carl Myron Wagner
Carl Myron Wagner
Chief Executive Officer

ANNEX A

Conditions to the Offer

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provision of the Offer or the Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and, subject to the terms of the Agreement, and only after complying with any obligation to extend any Expiration Date as set forth in Section 2.01(b), may terminate or amend the Offer, if (i) there shall not be validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares, if any, then owned by Parent and its direct and indirect wholly-owned subsidiaries, constitutes at least a majority of the then outstanding Shares on a Fully Diluted Basis (the “Minimum Condition”); (ii) any applicable waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have expired or shall not have been terminated or any filings or approvals applicable to the Offer or the Merger of the competent competition authority of any member state of the European Union shall not have been made or obtained prior to the Expiration Date; (iii) any Burdensome Condition shall have been imposed in connection with obtaining any approvals or terminations described in clause (ii) of this paragraph; or (iv) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following events or conditions shall occur and continue to exist:

(a) there shall have been instituted or be pending any Action before any Governmental Authority (i)(A) by any Governmental Authority that seeks to impose a Burdensome Condition or (B) by a third party that is reasonably likely to impose a Burdensome Condition; (ii) that is reasonably likely to impose or confirm material limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise, on all matters properly presented to the Company’s stockholders, including, without limitation, the adoption of this Agreement and the approval of the Transactions; or (iii) that is reasonably likely to restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or the Transactions contemplated by Article III of the Agreement;

(b) there shall have been (x) any judgment, order or injunction entered or issued by any Governmental Authority of competent jurisdiction or (y) any applicable Law promulgated, enacted, entered, enforced, issued or amended by any Governmental Authority that would, or is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i), (ii) or (iii) of clause (a) above;

(c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or recommended any Acquisition Proposal or any other

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acquisition of Shares other than the Offer and the Merger or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

(d) (i) The Company shall not have performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by it prior to the Expiration Date, in all material respects, and such failure to perform or comply shall not have been cured prior to the Expiration Date or (ii) the representations and warranties of the Company contained in Article IV of the Agreement shall not be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein, except in respect of Section 4.09(b) of the Agreement, where such qualifier shall be taken into account without duplication) as of the date hereof and as of the Expiration Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except for where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that the warranties in Sections 4.03 and 4.04 shall be true and correct (taking into account and giving effect to any materiality or Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Expiration Date in all but de minimis respects (other than such representations and warranties made as of specified date, which shall be true and correct in all but de minimis respects as of such specified date);

(e) a Material Adverse Effect with respect to the Company shall have occurred;

(f) the Agreement shall have been terminated in accordance with its terms;

(g) Purchaser and the Company shall have reached mutual agreement to terminate the Offer or postpone the acceptance for payment of Shares thereunder;

(h) the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by both its Chief Executive Officer and Chief Financial Officer to the effect that the conditions set forth in items (d) or (e) of this Annex A shall not have occurred and continue to exist; or

(i) Other than filings pursuant to the HSR Act or filings or approvals of the competent competition authority of any member state of the European Union, any material consent approval or authorization of any Governmental Authority required of Parent, the Company or any of their subsidiaries to consummate the Offer or the Merger shall not have been obtained or shall have been obtained subject to a Burdensome Condition.

Subject to the terms and conditions of the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Purchaser, in whole or in part, at any time, at the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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EXHIBIT A

Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

COMTECH TA CORP.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of Delaware, certifies as follows:

FIRST: The name of the corporation is:

COMTECH TA CORP.

SECOND: The registered office of the corporation is to be located at 2711 Centerville Road Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall have the authority to issue 1,000 shares of common stock, par value $0.01 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

Robert A. Cantone, Esq.

c/o Proskauer Rose LLP

1585 Broadway

New York, New York 10036

SIXTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stock holders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

SEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

NINTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

TENTH: The corporation hereby confers the power to adopt, amend or repeal bylaws of the corporation upon the directors.

IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of May, 2008.

/s/ Robert A. Cantone
Robert A. Cantone
Sole Incorporator

EXHIBIT B

Bylaws

BY-LAWS

OF

COMTECH TA CORP.

1. MEETINGS OF STOCKHOLDERS.

1.1 Annual Meeting. The annual meeting of stockholders for the purpose of electing directors and of transacting such other business as may come before it shall be held each year at such date, time and place, either within or without the State of Delaware, as may be determined by the board of directors (the “Board”).

1.2 Special Meetings. Special meetings of the stockholders may be held at any time upon call of the called by the Chairman of the Board or by resolution of the Board or shall be called by the President or Secretary upon the written request stating the purpose or purposes of the meeting of a majority of the directors then in office or of the holders of a majority of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the officers or stockholders requesting the meeting.

1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given, except when required under section 1.5 below or by law. Each notice of a meeting shall be given, personally or by mail, not fewer than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and, unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a stockholder at his address on the corporation’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

1.5 Quorum. At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present, any action may be taken that might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given, if the time and place are announced at the meeting at which the adjournment is taken, except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to section 1.4.

1.6 Voting; Proxies. Each stockholder of record shall be entitled to one vote for each share registered in his name. Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by section 1.8. Directors shall be elected in the manner provided in section 2.1. Voting need not be by ballot, unless requested by a majority of the stockholders entitled to vote at the meeting or ordered by the chairman of the meeting. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. No proxy shall be valid after three years from its date, unless it provides otherwise.

1.7 List of Stockholders. Not fewer than 10 days prior to the date of any meeting of stockholders, the secretary of the corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not fewer than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.8 Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

2. BOARD OF DIRECTORS.

2.1 Number, Qualification, Election and Term of Directors. The business of the corporation shall be managed by or under the direction of a Board of three (3) directors. The number of directors may be changed by resolution of a majority of the Board or by the holders of a majority of the shares entitled to vote, but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of section 2.9. As used in these by-laws, the term “entire Board” means the total number of directors the corporation would have, if there were no vacancies on the Board.

2.2 Quorum and Manner of Acting. A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in section 2.10. Action of the Board shall be authorized by the vote of the majority of the directors present at the time of the vote, if there is a quorum, unless otherwise provided by law or these by-laws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.

2.4 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in section 2.6. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5 Special Meetings. Special meetings of the Board may be called by the chairman or by a majority of the directors.

2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting, if all the members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceedings of the Board or the committee.

2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or any committee of the Board may participate in a meeting of the Board or the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.9 Resignation and Removal of Directors. Any director may resign at any time by delivering his resignation in writing to the chairman, president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.

2.10 Vacancies. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

2.11 Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director also may be paid for serving the corporation or its affiliates or subsidiaries in other capacities.

3. COMMITTEES.

3.1 Executive Committee. The Board, by resolution adopted by a majority of the entire Board, may designate an executive committee of one or more directors, which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, section 141(c) of the General Corporation Law of Delaware or any other applicable law. The members of the executive committee shall serve at the pleasure of the Board. All action of the executive committee shall be reported to the Board at its next meeting.

3.2 Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

3.3 Rules Applicable to Committees. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In case of the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

4. OFFICERS.

4.1 Number; Security. The executive officers of the corporation shall be the chairman, a chief executive officer, a president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer. Any two or more offices may be held by the same person. The board may require any officer, agent or employee to give security for the faithful performance of his duties.

4.2 Election; Term of Office. The executive officers of the corporation shall be elected annually by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of section 4.4.

4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the chairman, president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee that appointed him or by the chairman.

4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in sections 4.2 and 4.3 for election or appointment to the office.

4.6 The Chairman. The chairman shall preside over all meetings of the board at which he is present, and shall have such other powers and duties as chairmen of the boards of corporations usually have or the Board assigns to him.

4.7 The Chief Executive Officer. Subject to the control of the Board, the chief executive officer of the corporation shall manage and direct the daily business and affairs of the corporation and shall communicate to the Board and any Committee thereof reports, proposals and recommendations for their respective consideration or action. He or she may do and perform all acts on behalf of the Corporation and shall preside at all meetings of the stockholders if present thereat, and in the absence of the chairman have such powers and perform such duties as the Board or the chairman may from time to time prescribe or as may be prescribed in these By-laws, and in the event of the absence, incapacity or inability to act of the chairman, then the chief executive officer shall perform the duties and exercise the powers of the chairman.

4.8 President. The president shall have such powers and perform such duties as the Board or the chairman may from time to time prescribe or as may be prescribed in these By-laws.

4.9 Vice President. Each vice president shall have such powers and duties as the Board or the chairman assigns to him.

4.10 The Treasurer. The treasurer shall be the chief financial officer of the corporation and shall be in charge of the corporation’s books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the president assigns to him or her.

4.11 The Secretary. The secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and the stockholders, shall be responsible for giving notice of all meetings of stockholders and the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he or she shall have such powers and duties as the Board or the president assigns to him or her. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.12 Salaries. The Board may fix the officers salaries, if any, or it may authorize the chairman to fix the salary of any other officer.

5. SHARES.

5.1 Certificates. The corporation’s shares shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the chairman, chief executive officer, president or a vice president, and by the secretary or an assistant secretary or the treasurer or an assistant treasurer, and shall be sealed with the corporation’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.

5.2 Transfers. Shares shall be transferable only on the corporation’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 or fewer than 10 days before the date of the meeting or more than 60 days before any other action.

6. INDEMNIFICATION AND INSURANCE.

6.1 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in section 6.2, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in these by-laws shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by that person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under these by-laws or otherwise. The corporation may, by action of its Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

6.2 Right of Claimant to Bring Suit. If a claim under section 6.1 is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking, if any, is required and has been tendered to the corporation) that the claimant has failed to meet a standard of conduct that makes it permissible under Delaware law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he has met that standard of conduct, nor an actual determination by the corporation (including its Board, its independent counsel or its stockholders) that the claimant has not met that standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet that standard of conduct.

6.3 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section 6 shall not be exclusive of any other right any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

6.4 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.

6.5 Expenses as a Witness. To the extent any director, officer, employee or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him her or on his or her behalf in connection therewith.

6.6 Indemnity Agreements. The corporation may enter into agreement with any director, officer, employee or agent of the corporation providing for indemnification to the fullest extent permitted by Delaware law.

7. MISCELLANEOUS.

7.1 Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation’s name and the year and state in which it was incorporated.

7.2 Fiscal Year. The Board may determine the corporation’s fiscal year. Until changed by the Board, the last day of the corporation’s fiscal year shall be July 31.

7.3 Voting of Shares in Other Corporations. Shares in other corporations held by the corporation may be represented and voted by an officer of this corporation or by a proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

7.4 Amendments. By-laws may be amended repealed or adopted by the stockholders.